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                          UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549

                          SCHEDULE 13G

            Under the Securities Exchange Act of 1934

                Culligan Water Technologies, Inc.

                        (Name of Issuer)

                  Common Stock ($.01 par value)

                 (Title of Class of Securities)

                            230029100

                         (CUSIP Number)

Check the following box if a fee is being paid with the statement
 / x /.   (A fee is not required only if the reporting person:  (1)
has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                       Page 1 of 16 Pages

                          SCHEDULE 13G

CUSIP No. 230029100                       Page  2  of  16  Pages

1   NAME OF REPORTING PERSON
         Icahn, Carl C.

    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                       (a) /X/
                                                       (b) / /
3   SEC USE ONLY

4   CITIZENSHIP OR PLACE OF ORGANIZATION
         United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5   SOLE VOTING POWER
         0

6   SHARED VOTING POWER
         3,451,803 shares of Common Stock

7   SOLE DISPOSITIVE POWER
         0

8   SHARED DISPOSITIVE POWER
         3,451,803 shares of Common Stock

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         3,451,803

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
    SHARES*
         / /

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         Approximately 21.7%

12  TYPE OF REPORTING PERSON*
         IN

              *SEE INSTRUCTIONS BEFORE FILLING OUT!
  INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
     (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE
                          ATTESTATION.

                                SCHEDULE 13G

CUSIP No. 230029100                         Page  3  of  16  Pages

1   NAME OF REPORTING PERSON
         Icahn Holding Corporation

    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                         (a) /X/
                                                         (b) / /
3   SEC USE ONLY

4   CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5   SOLE VOTING POWER
         0

6   SHARED VOTING POWER
         3,201,110 shares of Common Stock

7   SOLE DISPOSITIVE POWER
         0

8   SHARED DISPOSITIVE POWER
         3,201,110 shares of Common Stock

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         3,201,110

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
         / /

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         Approximately 20%

12  TYPE OF REPORTING PERSON*
         CO

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!
        INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                SCHEDULE 13G


CUSIP No. 230029100                         Page  4  of  16  Pages

1   NAME OF REPORTING PERSON
         Highcrest Investors Corp.

    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                          (a) /X/
                                                          (b) / /
3   SEC USE ONLY

4   CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5   SOLE VOTING POWER
         0

6   SHARED VOTING POWER
         3,201,110 shares of Common Stock

7   SOLE DISPOSITIVE POWER
         0

8   SHARED DISPOSITIVE POWER
         3,201,110 shares of Common Stock

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         3,201,110

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
         / /

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     Approximately 20%

12  TYPE OF REPORTING PERSON*
         CO

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!
        INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                SCHEDULE 13G

CUSIP No. 230029100                         Page  5  of  16  Pages

1   NAME OF REPORTING PERSON
         ACF Industries Holding Corp.

    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                               (b) / /

3   SEC USE ONLY

4   CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5   SOLE VOTING POWER
         0

6   SHARED VOTING POWER
         3,201,110 shares of Common Stock

7   SOLE DISPOSITIVE POWER
         0

8   SHARED DISPOSITIVE POWER
         3,201,110 shares of Common Stock

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         3,201,110

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
         / /

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         Approximately 20%

12  TYPE OF REPORTING PERSON*
         CO

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!
        INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                SCHEDULE 13G

CUSIP No. 230029100                         Page  6  of  16  Pages

1   NAME OF REPORTING PERSON
         ACF Industries, Incorporated

    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                       (a) /X/
                                                       (b) / /
3   SEC USE ONLY

4   CITIZENSHIP OR PLACE OF ORGANIZATION
         New Jersey

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5   SOLE VOTING POWER
         0

6   SHARED VOTING POWER
         3,201,110 shares of Common Stock

7   SOLE DISPOSITIVE POWER
         0

8   SHARED DISPOSITIVE POWER
         3,201,110 shares of Common Stock

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         3,201,110

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
         / /

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         Approximately 20%

12  TYPE OF REPORTING PERSON*
         CO

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!
        INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                SCHEDULE 13G

CUSIP No. 230029100                         Page  7  of  16  Pages

1   NAME OF REPORTING PERSON
         Unicorn Associates Corporation

    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                       (a) /X/
                                                       (b) / /
3   SEC USE ONLY

4   CITIZENSHIP OR PLACE OF ORGANIZATION
         New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5   SOLE VOTING POWER
         0

6   SHARED VOTING POWER
         3,201,110 shares of Common Stock

7   SOLE DISPOSITIVE POWER
         0

8   SHARED DISPOSITIVE POWER
         3,201,110 shares of Common Stock

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         3,201,110

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
         / /

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         Approximately 20%

12  TYPE OF REPORTING PERSON*
         CO

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!
        INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                SCHEDULE 13G


CUSIP No. 230029100                         Page  8  of  16  Pages

1   NAME OF REPORTING PERSON
         Chelonian Corp.

    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) /X/
                                                           (b) / /
3   SEC USE ONLY

4   CITIZENSHIP OR PLACE OF ORGANIZATION
         New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5   SOLE VOTING POWER
         1,253,327 shares of Common Stock

6   SHARED VOTING POWER
         1,947,783 shares of Common Stock

7   SOLE DISPOSITIVE POWER
         1,253,327 shares of Common Stock

8   SHARED DISPOSITIVE POWER
         1,947,783 shares of Common Stock

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         3,201,110

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
         / /

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         Approximately 20%

12  TYPE OF REPORTING PERSON*
         CO

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!
        INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                SCHEDULE 13G


CUSIP No. 230029100                         Page  9  of  16  Pages

1   NAME OF REPORTING PERSON
         Tortoise Corp.

    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                       (a) /X/
                                                       (b) / /
3   SEC USE ONLY

4   CITIZENSHIP OR PLACE OF ORGANIZATION
         New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5   SOLE VOTING POWER
         1,947,783 shares of Common Stock

6   SHARED VOTING POWER
         0

7   SOLE DISPOSITIVE POWER
         1,947,783 shares of Common Stock

8   SHARED DISPOSITIVE POWER
         0

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,947,783

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
         / /

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         Approximately 12%

12  TYPE OF REPORTING PERSON*
         CO

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!
        INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                SCHEDULE 13G


  CUSIP No. 230029100                      Page  10  of  16  Pages

1   NAME OF REPORTING PERSON
         Riverdale Investors Corp., Inc.

    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                          (a) /X/
                                                          (b) / /
3   SEC USE ONLY

4   CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5   SOLE VOTING POWER
         250,693 shares of Common Stock

6   SHARED VOTING POWER
         0

7   SOLE DISPOSITIVE POWER
         250,693 shares of Common Stock

8   SHARED DISPOSITIVE POWER
         0

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         250,693

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
         / /

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         Approximately 1.5%

12  TYPE OF REPORTING PERSON*
         CO

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!
        INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.



                                SCHEDULE 13G


ITEM 1

(a) Name of Issuer:  Culligan Water Technologies, Inc.

(b) Address of Issuers Principal Executive Offices:
         One Culligan Parkway,
         Northbrook, IL  60062


ITEM 2   Name, Address and Citizenship of Persons Filing

(a) - (c)    The persons filing this statement are Tortoise Corp, a New York corporation ("Tortoise"), Chelonian Corp., a New York corporation ("Chelonian"), Unicorn Associates Corporation, a New
             York corporation ("Unicorn"), ACF Industries, Incorporated, a
             New Jersey corporation ("ACF), ACF Industries Holding Corp., a
             Delaware Corporation ("Holding"), Highcrest Investors Corp., a
             Delaware corporation ("Highcrest"), Icahn Holding Corporation, a Delaware corporation ("IHC"), Riverdale Investors Corp., Inc., a Delaware corporation ("Riverdale") and Carl C. Icahn, a citizen of the United States of America (collectively, the "Registrants"). The principal business address and the address of the principal office of the Registrants is 100 South Bedford
             Road, Mount Kisco, New York 10549, with the exception of ACF, whose principal address and the address of its principal office is 3301 Rider Trail South, Earth City, Missouri 63045 and Carl
             C. Icahn whose address is c/o Icahn Associates Corp., 114 West
             47th Street, 19th Floor, New York, New York  10036.

(d)      Title of Class of Securities:  Common Stock, par value $.01

(e)      CUSIP Number:  230029100


ITEM 3 If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

                                           Page  11  of  16  Pages

    (a)  /  /     Broker or Dealer registered under Section 15 of the Act
    (b)  /  /     Bank as defined in Section 3(a)(6) of the Act
    (c)  /  /     Insurance company as defined in Section 3(a)(19) of the Act
    (d)  /  /     Investment Company registered under Section 8 of the
                  Investment Company Act
    (e)  /  /     Investment Adviser registered under Section 203 of the
                  Investment Advisers Act of 1940
    (f)  /  /     Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act
                  of 1974 or Endowment Fund; see Section
                  240.13d-1(b)(1)(ii)(F)
    (g)  /  /     Parent Holding Company, in accordance with Section
                  240.13d-1(b)(ii)(G)
    (h)  /  /     Group, in accordance with Section 240.13d-1(b)(1)(ii)(H)

                               NOT APPLICABLE


ITEM 4   Ownership

Ownership as of the filing date:

    As of the filing date, Carl C. Icahn was the beneficial owner of 3,451,803 shares of Common Stock comprising approximately 21.7 percent of the class. Mr. Icahn has no sole power to vote or direct the vote or sole power to dispose or direct the disposition of the shares, however, he has shared power to vote/direct the vote and shared power to dispose/direct the disposition of all 3,451,803 shares.

    As of the filing date, Icahn Holding Corporation was the beneficial owner of 3,201,110 shares of Common Stock comprising approximately 20 percent of the class. Icahn Holding Corporation has no sole power to vote or direct the vote or sole power to dispose or direct the disposition of the shares, however, it has shared power to vote/direct the vote and shared power to dispose/direct the disposition of all 3,201,110 shares.

    As of the filing date, Highcrest Investors Corp. was the beneficial owner of 3,201,110 shares of Common Stock comprising approximately 20 percent of the class. Highcrest has no sole power to vote or direct the vote or sole power to dispose or direct the disposition of the shares, however, it has shared power to vote/direct the vote and shared power to dispose/direct the disposition of all 3,201,110 shares.

                                           Page  12  of  16  Pages

    As of the filing date, ACF Industries Holding Corp. was the beneficial owner of 3,201,110 shares of Common Stock comprising approximately 20 percent of the class. ACF has no sole power to vote or direct the vote or sole power to dispose or direct the disposition of the shares, however, it has shared power to vote/direct the vote and shared power to dispose/direct the disposition of all 3,201,110 shares.

    As of the filing date, ACF Industries, Incorporated was the beneficial owner of 3,201,110 shares of Common Stock comprising approximately 20 percent of the class. ACF has no sole power to vote or direct the vote or sole power to dispose or direct the disposition of the shares, however, it has shared power to vote/direct the vote and shared power to dispose/direct the disposition of all 3,201,110 shares.

    As of the filing date, Unicorn Associates Corporation was the beneficial owner of 3,201,110 shares of Common Stock comprising approximately 20 percent of the class. Unicorn has no sole power to vote or direct the vote or sole power to dispose or direct the disposition of the shares, however, it has shared power to vote/direct the vote and shared power to dispose/direct the disposition of all 3,201,110 shares.

    As of the filing date, Chelonian Corp. was the beneficial owner of 3,201,110 shares of Common Stock comprising approximately 20 percent of the class. Chelonian Corp. has no sole power to vote or direct the vote or sole power to dispose or direct the disposition of the shares, however, it has shared power to vote/direct the vote and shared power to dispose/direct the disposition of all 3,201,110 shares.

    As of the filing date, Tortoise Corp. was the beneficial owner of 1,947,783 shares of Common Stock comprising approximately 12 percent of the class. Tortoise Corp. has sole power to vote or direct the vote and sole power to dispose or direct the disposition of 1,947,783 shares.

    As of the filing date, Riverdale Investors Corp., Inc. was the beneficial owner of 250,603 shares of Common Stock comprising approximately 1.5 percent of the class. Riverdale has sole power to vote or direct the vote and sole power to dispose or direct the disposition of 250,693 shares.

                                           Page  13  of  16  Pages


ITEM 5   Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof, the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following. [ ]

                               NOT APPLICABLE


ITEM 6   Ownership of More than Five Percent on Behalf of Another Person

                               NOT APPLICABLE


ITEM 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

                               NOT APPLICABLE


ITEM 8   Identification and Classification of Members of the Group

Tortoise is a wholly-owned subsidiary of Chelonian. Chelonian is a wholly-owned subsidiary of Unicorn. Unicorn is a wholly-owned subsidiary of ACF. ACF is a wholly-owned subsidiary of Holding. Holding is a wholly-owned subsidiary of Highcrest. Highcrest is approximately 99.% owned by IHC. Carl
C. Icahn is the sole stockholder of IHC. Mr. Icahn is also the sole stockholder of Riverdale.


ITEM 9   Notice of Dissolution of Group

                               NOT APPLICABLE


ITEM 10  Certification

This statement is not filed pursuant to Rule 13d-1(b); therefore the Certification is NOT APPLICABLE

                                           Page  14  of  16  Pages

                                 SIGNATURES


         After reasonable inquiry and to the best of the knowledge and belief of each of the undersigned, each of the undersigned certifies that the information set forth in this statement on Schedule 13G concerning the Common Stock, par value $.01 per share, of Culligan Water Technologies, Inc. is true, complete and correct.

Dated:   September 13, 1995


                       /s/ Carl C. Icahn
                       ---------------------------------
                            Carl C. Icahn


                       ICAHN HOLDING CORPORATION
                       HIGHCREST INVESTORS CORP.

                       By: /s/ Carl C. Icahn
                           -----------------------------
                            Carl C. Icahn
                            President


                       ACF INDUSTRIES HOLDING CORP.
                       ACF INDUSTRIES, INCORPORATED

                       By: /s/ Carl C. Icahn
                           -----------------------------
                            Carl C. Icahn
                            Chairman of the Board


                       RIVERDALE INVESTORS CORP., INC.
                       UNICORN ASSOCIATES CORPORATION
                       CHELONIAN CORP.

                       By: /s/ Gail Golden
                           -----------------------------
                            Gail Golden
                            Vice President


                       TORTOISE CORP.

                       By: /s/ Gail Golden
                           -----------------------------
                            Gail Golden
                            Vice President and Secretary

(Signature page of Schedule 13G - Culligan)